Exhibit 8.3

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
November 7, 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
RPT Realty	Los Angeles	Washington, D.C.
19 W 44th Street	Madrid
Suite 1002
New York, NY 10036

Re:          Kimco Realty Corporation
 Registration Statement on Form S-4

To the addressee set forth above:

Reference is hereby made to the Agreement and Plan of Merger, dated as of August 28, 2023, by and between Kimco Realty Corporation, a Maryland corporation (“Parent”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Parent Merger Sub”), Kimco Realty OP, LLC, a Delaware limited liability company (“Parent OP”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OP, RPT Realty, a Maryland real estate investment trust (the “Company”), and RPT Realty, L.P., a Delaware limited partnership, with respect to the merger of the Company with and into Parent Merger Sub, with Parent Merger Sub surviving the merger, and certain other transactions.

Pursuant to a reorganization on January 1, 2023, a newly formed subsidiary of Parent merged with and into the company formerly known as Kimco Realty Corporation (the “Predecessor”), and the Predecessor became a wholly owned subsidiary of Parent.

You have requested our opinion (to be filed as an exhibit to the Registration Statement, defined below) concerning each of Parent’s and the Predecessor’s election to be treated as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of Parent, the Predecessor and their subsidiaries, including the facts set forth in the registration statement on Form S-4, Registration No. 333-274926, initially filed by Parent with the Securities and Exchange Commission (the “Commission”) on October 10, 2023 (together with the documents incorporated by reference therein and including the joint proxy statement/prospectus contained therein), as amended through the date hereof (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended. We have also been furnished with, and with your consent have relied upon, (i) certain representations made by Parent and its subsidiaries with respect to certain factual matters through a certificate of an officer of Parent, dated as of the date hereof (the “Parent Officer’s Certificate”), and (ii) certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (such certificate, together with the Parent Officer’s Certificate, the “Officer’s Certificates”).

November 7, 2023

In our capacity as special tax counsel to Parent, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificates.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us or in the Officer’s Certificates that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts and subject to the qualifications, assumptions, representations and limitations set forth herein and in the Registration Statement and the Officer’s Certificates, it is our opinion that:

1.          Commencing with the Predecessor’s taxable year ended December 31, 2015 through its taxable year ended December 31, 2022, the Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

2.          Commencing with Parent’s taxable year ending December 31, 2023, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the require-ments for qualification and taxation as a REIT under the Code.

No opinion is expressed as to any matter not discussed herein.

November 7, 2023

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificates may affect the conclusions stated herein.  As described in the Registration Statement, Parent’s and the Predecessor’s qualification and taxation as a REIT depend upon their ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of Parent’s or the Predecessor’s operation for any taxable year have satisfied or will satisfy such requirements.  In addition, the opinion set forth above does not foreclose the possibility that Parent may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is rendered in connection with the Parent’s filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP